Exhibit 3.1

Execution Version

CERTIFICATE OF DESIGNATIONS

OF

NONVOTING CONVERTIBLE PREFERRED STOCK

OF

CONN’S, INC.

Conn’s, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the “Board of Directors”) as required by Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) at a meeting duly called and held on December 18, 2023:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors hereby creates a series of preferred stock, par value $0.01 per share, of the Corporation designated as Nonvoting Convertible Preferred Stock (the “Nonvoting Preferred”), and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

ARTICLE I

DEFINITIONS

As used in this Certificate of Designations, the following terms shall have the meanings set forth below:

“Accrued Dividend Amount” means with respect to any share of the Nonvoting Preferred, all declared and unpaid Participating Dividends and all accrued and unpaid Preferred Dividends.

“Accreted Share Amount” means, with respect to any share of the Nonvoting Preferred, as of any date, the Accrued Dividend Amount divided by the Reference Stock Price.

“Affiliate” of any specified Person means any other Person directly or indirectly through one or more intermediaries controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Audit Delivery Date” means the date that is six (6) months following the receipt by the Corporation of the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and changes in temporary and permanent equity of the Company for the fiscal years ended December 31, 2022 and December 31, 2021, together with the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and changes in temporary and permanent equity of the Company for the nine month period ended September 30, 2023.

“Automatic Conversion” means a conversion of Nonvoting Preferred pursuant to Article II, Section 4.

“Bankruptcy Event” means any of the following events: (a) the Corporation or any Subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Subsidiary thereof, (b) there is commenced against the Corporation or any Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Corporation or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Corporation or any Subsidiary thereof makes a general assignment for the benefit of creditors, or (e) the Corporation or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day other than a Saturday or Sunday, a legal holiday or any other day on which the Securities and Exchange Commission is closed.

“Common Stock” means the Voting Common Stock and Non-Voting Common Stock.

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the shares of the Nonvoting Preferred, and its successors and assigns.

“Conversion Date” means, with respect to any given share of Nonvoting Preferred, the date on which such share of Nonvoting Preferred has been converted pursuant to Article II, Section 4(a).

“Converted Stock Equivalent Amount” means, for each share of Nonvoting Preferred, a number of shares of Common Stock equal to 24.540295 plus the Accreted Share Amount; provided that if, after issuance of any shares of Nonvoting Preferred, the Corporation subdivides or splits its outstanding Common Stock, including by way of a dividend or distribution of Common Stock, or combines its outstanding Common Stock into a lesser number of shares, the “Converted Stock Equivalent Amount” with respect to such issued and outstanding shares of Nonvoting Preferred shall be adjusted as if such action applied to the shares of Common Stock represented by the Converted Stock Equivalent Amount.

“Debt Maturity Date” means May 22, 2027.

“Delisting Event” means any time while shares of Nonvoting Preferred remain outstanding and the Voting Common Stock is not listed for and actively trading on the NASDAQ Stock Market or is suspended or delisted with respect to the trading of the shares of Common Stock on such market.

“DTC” shall have the meaning set forth in Article II, Section 4(b).

“Event of Default” means (i) the direct or indirect taking by the Corporation or any Subsidiary thereof of any action requiring the approval of the Nonvoting Preferred pursuant to Article II, Section 5(b), (ii) the failure by the Corporation to pay when due any amounts owed pursuant to Article II, Section 3(a)-(b), (iii) the material breach by the Corporation or any Subsidiary thereof of any material covenant or agreement relating to the Nonvoting Preferred as set forth in this Certificate of Designations and (iv) a Bankruptcy Event; provided, that, with respect to clauses (i), (ii) and (iii), immediately following the occurrence of such Event of Default, the non-defaulting party must give written notice to the defaulting party (a “Default Notice”) and, following receipt of a Default Notice, the defaulting party will be entitled to 30 days to cure any such default to the extent curable (a “Cure Period”), and no “Event of Default” shall be deemed to have occurred if such default is cured within such Cure Period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Holder” means the Person in whose name shares of the Nonvoting Preferred are registered, which may be treated by the Corporation, Transfer Agent, paying agent and Conversion Agent as the absolute owner of such shares of Nonvoting Preferred for the purpose of making payment and settling the related conversions and for all other purposes.

“Liquidation Event” means the occurrence, directly or indirectly, of one of the following, whether in a single transaction or a series of transactions:

(a) the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(b) the merger or consolidation of the Corporation with or into another Person or the merger of another Person with or into the Corporation, or the sale, lease or transfer of all or substantially all of the assets of the Corporation (determined on a consolidated basis) to another Person, or any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, other than (i) a transaction following which holders of securities that represented 100% of the Common Stock immediately prior to such transaction own, directly or indirectly (in substantially the same proportion to each other as immediately prior to such transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction), at least a majority of the voting power of the common stock of the surviving Person in such merger or consolidation transaction immediately after such transaction or (ii) a sale, lease or transfer to a Subsidiary or a Person that becomes a Subsidiary of the Corporation; or

(c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner”, directly or indirectly, of a majority of the total voting power of the Common Stock, other than as a result of any such transaction in which the holders of securities that represented 100% of the Common Stock immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the total voting power of all classes of common stock of the surviving Person or any parent entity that directly or indirectly wholly owns such surviving Person immediately after such transaction.

“Non-Voting Common Stock” means the non-voting common stock of the Corporation, par value $0.01 per share, or any other capital stock of the Corporation into which such non-voting common stock shall be reclassified or changed.

“Organic Change” means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets, exchange or tender offer by the Corporation or any of its Subsidiaries, or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation and whether automatically or at their election) stock, securities or assets with respect to or in exchange for Common Stock; provided, however, that no such transaction shall constitute an Organic Change if it constitutes a Liquidation Event.

“Original Issuance Value” means with respect to each share of Nonvoting Preferred, $72.138651.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Reference Stock Price” means $2.9396.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Stock” means any class or series of capital stock of the Corporation the terms of which expressly provide that such class or series will rank senior to or pari passu with the Nonvoting Preferred as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

“Shareholder Approval” means the affirmative vote at a meeting of the stockholders of the Corporation or any adjournment or postponement thereof at which a quorum is present of the holders of a majority of Voting Common Stock entitled to vote, present in person or represented by proxy, approving (a) an amendment to the Certificate of Incorporation to create the Non-Voting Common Stock and (b) the conversion of the Nonvoting Preferred into Non-Voting Common Stock.

“Subsidiary” of any Person means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Transfer Agent” means Computershare acting as transfer agent, registrar, paying agent and Conversion Agent for the Nonvoting Preferred and its successors and assigns.

“Voting Common Stock” means the voting common stock of the Corporation, par value $0.01 per share, or any other capital stock of the Corporation into which such common stock shall be reclassified or changed.

“VWAP” means, as of any period of determination, the volume-weighted average price per share of Common Stock as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Corporation) page “CSU <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the first full trading day during the applicable period until the close of trading on the last full trading day during the applicable period.

ARTICLE II

NONVOTING PREFERRED

1. Designation and Number of Shares. There shall be a series of preferred stock designated “Nonvoting Convertible Preferred Stock.” The number of authorized shares of Nonvoting Preferred shall be 1,000,000. The Corporation shall have the authority to issue fractional shares of Nonvoting Preferred. The rights, preferences, powers, restrictions and limitations of the Nonvoting Preferred shall be as set forth herein.

2. Dividends.

(a) Participating Dividends. Each Holder shall be entitled to receive, with respect to the shares of Nonvoting Preferred held by such Holder, if, as and when declared by the Board of Directors or any duly authorized committee thereof, dividends or distributions (“Participating Dividends”) of the same amount, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of Common Stock equal to the product of the Converted Stock Equivalent Amount and the number of such shares of Nonvoting Preferred (rounding upwards or downwards any fractional shares resulting from such computation to the nearest whole number) such that no holder of Common Stock shall receive a dividend or distribution unless equivalent dividends or distributions (as described above) are also made to each share of Nonvoting Preferred, taking into account any adjustment to the Converted Stock Equivalent Amount as provided herein; provided that the foregoing shall not apply to any dividend or distribution payable in shares of Common Stock that results in an adjustment in the Converted Stock Equivalent Amount, as set forth in Article I in the definition of “Converted Stock Equivalent Amount.” The Corporation shall not declare a dividend or distribution to the holders of the Common Stock unless a dividend or distribution (as described above) is also made to the Holders in accordance with this Article II, Section 2(a). Notwithstanding anything set forth in this Article II, Section 2(a), if any dividend or distribution is payable in rights or warrants to subscribe for Common Stock or the purchase of Common Stock pursuant to a conversion feature in a debt or equity security, the corresponding dividend or distribution payable on the Nonvoting Preferred shall consist of an identical right or warrant except that such right or warrant shall be a right or warrant to subscribe for a number of shares of Nonvoting Preferred equal to the number of shares of Common Stock that would otherwise be subject to such right or warrant. Other than as expressly provided in Article II, Section 2(b) in respect of Preferred Dividends, the Nonvoting Preferred shall have no fixed dividend rate. Each declared dividend or distribution pursuant to this Article II, Section 2(a) shall be payable to the holders of record of Nonvoting Preferred at the same time as dividends or distributions are payable to the holders of record of Common Stock.

(b) Preferred Dividends.

(i) In addition to the dividends contemplated by Article II, Section 2(a), following the Audit Delivery Date, each Holder shall receive dividends accruing daily on the basis of twelve 30-day months and a 360-day year, at the rate of 8% per annum (the “Dividend Rate”) on the Original Issuance Value per share of such Nonvoting Preferred whether or not declared; provided, however, that following each Dividend Payment Date, the Dividend Rate shall increase 200 basis points, subject to a maximum Dividend Rate of 16% per annum; provided, further, that the Dividend Rate shall automatically be increased to 16% per annum for such period that an Event of Default remains in effect (the “Preferred Dividends”). The Preferred Dividends shall be cumulative and shall be paid quarterly in arrears on the last day of March, June, September and December in each year (each, a “Dividend Payment Date”) and if not so paid on such date shall compound and be added to the Original Issuance Value.

(ii) The Preferred Dividends may be paid in cash with the approval of the Holders of a majority of the Nonvoting Preferred.

(c) Priority of Dividends. The Nonvoting Preferred shall rank senior with regard to the Preferred Dividends to any class or series of capital stock of the Corporation, including the Common Stock. The Nonvoting Preferred shall have the same priority, with regard to Participating Dividends, as the Common Stock. For so long as any shares of Nonvoting Preferred remain outstanding, unless full dividends on all outstanding shares of Nonvoting Preferred have been paid in full, including any accrued and unpaid dividends on the Nonvoting Preferred that are then in arrears, the Corporation may not declare any dividend on, or make any distributions relating to any Common Stock, or redeem, purchase, acquire (either directly or through any Subsidiary) or make any payment due as a result of a Liquidation Event relating to, any Common Stock, other than if approved by a majority of the Nonvoting Preferred.

3. Liquidation Rights; Optional Redemption.

(a) Liquidation. In the event of a Liquidation Event, after payment or provision for payment of the debts and other liabilities of the Corporation, the assets of the Corporation legally remaining available for distribution to the Corporation’s stockholders shall be distributed (i) first, to the Holders (with each such Holder being treated for this purpose as holding the number of whole shares of Common Stock equal to the product of the Converted Stock Equivalent Amount and the number of such shares of Nonvoting Preferred immediately prior to such Liquidation Event, excluding any fractional shares resulting from such computation) and (ii) second, the remaining balance, pro rata among (A) the holders of Common Stock and (B) the holders of any other securities of the Corporation having the right to participate in such distributions upon the occurrence of a Liquidation Event, in accordance with the respective terms thereof.

(b) Optional Redemption. At any time on or after the first anniversary of the Debt Maturity Date, upon the election of the Holders of a majority of the Nonvoting Preferred, the Corporation shall redeem (an “Optional Redemption” and the date upon which the Optional Redemption occurs, the “Optional Redemption Date”) each share of Nonvoting Preferred and shall pay the Holder thereof an amount of cash per share equal to the product of (1) Converted Stock Equivalent Amount, multiplied by (2) the VWAP for the twenty (20) consecutive full trading days immediately preceding the Optional Redemption Date.

4. Conversion.

(a) Automatic Conversion Immediately Upon Receipt of Shareholder Approval. Effective immediately upon the receipt of Shareholder Approval, all Nonvoting Preferred shall automatically be converted into a number of shares of Non-Voting Common Stock equal to the product of the number of shares of Nonvoting Preferred being converted and the Converted Stock Equivalent Amount; provided that cash will be paid in lieu of fractional shares pursuant to Article III, Section 7. Upon such conversion, all shares of Nonvoting Preferred shall no longer be deemed outstanding for any purpose, and such converting Holders shall have no rights with respect to the Nonvoting Preferred other than the right to receive the shares of Non-Voting Common Stock.

(b) Conversion Procedures. The Corporation shall promptly (but in any event no more than two (2) Business Days thereafter) issue or cause the Conversion Agent to issue the Non-Voting Common Stock issuable upon an Automatic Conversion (provided that, if the Conversion Agent for the Non-Voting Common Stock is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and the Holder is eligible to receive shares through DTC, such Conversion Agent shall instead credit such number of full shares of Non-Voting Common Stock to such Holder’s balance account with DTC through its Deposit/Withdrawal at Custodian system). The Corporation shall bear the cost associated with the issuance of the Non-Voting Common Stock issuable upon an Automatic Conversion. The Non-Voting Common Stock issued pursuant to an Automatic Conversion shall be issued with a restrictive legend indicating that it was issued in a transaction which is exempt from registration under the Securities Act, and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Non-Voting Common Stock issuable pursuant to an Automatic Conversion shall be issued in the same name as the Holder unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws.

(c) No Responsibility of the Corporation. In connection with any conversion of any shares of Nonvoting Preferred pursuant to or as permitted by Article II, Section 4(a):

(i) The Corporation shall be under no obligation to make any investigation of facts.

(ii) Except as otherwise required by law, neither the Corporation nor any director, officer, employee or agent of the Corporation shall be liable in any manner for any action taken or omitted in good faith in connection with the issuance of shares of Non-Voting Common Stock in connection with any such conversion.

(d) No Effect on Other Obligations. Nothing contained in this Article II, Section 4 shall be deemed to eliminate or otherwise modify any other requirements applicable to conversions under this Certificate of Designations or applicable law.

(e) Record Holder as of Conversion Date. The Person or Persons entitled to receive the Non-Voting Common Stock issuable upon conversion of Nonvoting Preferred or other property issuable upon conversion of the Nonvoting Preferred on any applicable Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Non-Voting Common Stock immediately upon the receipt of Shareholder Approval in the case of a conversion pursuant to an Automatic Conversion.

5. Voting Rights.

(a) General. The holders of the Nonvoting Preferred shall be entitled to notice of all stockholder meetings at which holders of Common Stock shall be entitled to vote; provided that notwithstanding any such notice, except as required by applicable law or as expressly set forth herein, the Holders shall not be entitled to vote on any matter presented to the stockholders of the Corporation for their action or consideration.

(b) Approval Rights. In addition to any approval rights that may be required by applicable law, the consent of the Holders representing a majority of the shares of Nonvoting Preferred, given in person or by proxy, either in writing or by vote, at a special or annual meeting, voting or consenting as a separate class, shall be necessary to: (i) amend the Certificate of Incorporation or bylaws of the Corporation then in effect at such time (the “Bylaws”), if such amendment would materially and adversely affects the rights, preferences or privileges of the Nonvoting Preferred as compared to the rights of other equity securities of the Corporation; (ii) authorize, create or issue, or obligate the Corporation to authorize, create or issue, any Senior Stock; (iii) amend or waive any provision of this Certificate of Designations applicable to the Holders or the Nonvoting Preferred; (iv) grant registration rights on terms more favorable than the registration rights granted in connection with the issuance of the Nonvoting Preferred as of the date hereof; or (v) effect the occurrence of a Bankruptcy Event or a Delisting Event.

(c) Action by Written Consent. Any action, including any vote required or permitted to be taken at any annual or special meeting of stockholders of the Corporation, that requires a separate vote of the Holders voting as a single class, may be taken by the Holders without a meeting, without prior notice and without a vote, if a consent or consents in writing or electronic transmission, setting forth the action so taken, shall be given by the Holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Nonvoting Preferred entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to the Corporate Secretary of the Corporation at its principal executive office.

6. Subdivision; Stock Splits; Combinations. The Corporation shall not at any time subdivide (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Nonvoting Preferred into a greater number of shares, or combine (by combination, reverse stock split or otherwise) its outstanding shares of Nonvoting Preferred into a smaller number of shares.

7. Reorganization, Reclassification, Consolidation, Merger or Sale. In the event an Organic Change occurs, each share of Nonvoting Preferred shall be treated the same as each share of Common Stock, taking into account any adjustment of the Converted Stock Equivalent Amount. In the event that holders of shares of Common Stock have the option to elect the form of consideration to be received in such Organic Change, Holders shall have the same election privileges as the holders of Common Stock.

ARTICLE III

MISCELLANEOUS

1. Unissued or Reacquired Shares. Shares of Nonvoting Preferred that have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be retired upon their acquisition, shall not be reissued as shares of Nonvoting Preferred, and, upon the taking of any action required by law, shall be restored to the status of authorized but unissued shares of preferred stock of the Corporation without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of the Certificate of Incorporation.

2. No Sinking Fund. Shares of Nonvoting Preferred are not subject to the operation of a sinking fund.

3. Issuance of Non-Voting Common Stock.

(a) Free and Clear Delivery. All shares of Non-Voting Common Stock delivered upon conversion of the Nonvoting Preferred, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(b) Compliance with Law. Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Nonvoting Preferred, the Corporation shall use its reasonable best efforts to comply with any federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

4. Transfer Agent, Conversion Agent and Paying Agent. The duly appointed Transfer Agent, Conversion Agent and paying agent for the Nonvoting Preferred shall be Computershare Trust Company, N.A. The Corporation may appoint a successor transfer agent that shall accept such appointment prior to the effectiveness of such removal. Upon any such appointment, the Corporation shall send notice thereof to the Holders.

5. Uncertificated Shares. The Nonvoting Preferred and any shares of Non-Voting Common Stock or Common Stock, as applicable, issued upon conversion thereof shall be in uncertificated, book entry form as permitted by the Bylaws and the DGCL.

6. No Closing of Books; Cooperation. The Corporation shall not close its books against the transfer of Nonvoting Preferred or of Non-Voting Common Stock issued or issuable upon conversion of Nonvoting Preferred in any manner which interferes with the timely conversion of Nonvoting Preferred. The Corporation shall assist and cooperate with any Holder required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Nonvoting Preferred hereunder (including, without limitation, making any governmental filings required to be made by the Corporation).

7. Cash In Lieu of Fractional Interests. If any fractional interest in a share of capital stock would, except for the provisions of this Article III, Section 7, be delivered upon any conversion of the Nonvoting Preferred, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the market value of such fractional interest as of the date of conversion.

8. Taxes.

(a) Transfer Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Nonvoting Preferred or shares of Non-Voting Common Stock or other securities issued on account of Nonvoting Preferred pursuant hereto or certificates representing such shares or securities; provided, however, that the Corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Nonvoting Preferred, shares of Non-Voting Common Stock or other securities in a name other than that in which the shares of Nonvoting Preferred with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been, or will be, paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Nonvoting Preferred (and on the shares of Non-Voting Common Stock received upon their conversion) shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

9. Notices. All notices referred to in this Certificate of Designations shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given: (i) upon receipt, when delivered personally; (ii) one (1) Business Day after deposit with an overnight courier service; or (iii) three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, in each case addressed: (x) if to the Corporation, to its office at 2445 Technology Forest Blvd., Suite 800, The Woodlands, TX 77381 (Attention: Corporate Secretary), or (y) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of the Transfer Agent) or (z) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

[Remainder of page intentionally blank; Signature page follows.]

IN WITNESS WHEREOF, Conn’s, Inc. has caused this Certificate of Designations to be executed by its duly authorized officer on and as of December 18, 2023.

CONN’S, INC.

By:	/s/ Mark Prior
Name: Mark Prior
Title: Senior Vice President and General Counsel

[Signature Page to Certificate of Designation]